Cypress Energy Partners, L.P. 8-K

Exhibit 99.1

Cypress Energy Partners, L.P. Announces
Third Quarter 2017 Results

Company Release - 11/13/2017 7:56 PM ET

TULSA, Okla.--(BUSINESS WIRE)-- Cypress Energy Partners, L.P. (NYSE:CELP) today reported:

Revenues of $77.7 million for the third quarter, an increase of 4.2% from the second quarter of 2017

Gross margin of $9.4 million for the third quarter, an increase of 9.1% from the second quarter of 2017

$19.2 million of cash as of September 30, 2017

Coverage ratio of 1.37x, an increase of 63.1% from the second quarter of 2017

Cash distribution of $0.21 per unit, consistent with the last two quarters

Peter C. Boylan III, CELP’s Chairman and Chief Executive Officer, stated, “We are encouraged by the sequential improvement in third quarter revenues and margins. We continue to focus on potential acquisitions and growing and diversifying our customer base. During the quarter, we added 18 new customers across our three business segments. Average U.S. pipeline inspection and integrity inspector headcounts continue to improve compared to prior quarters and our higher margin NDE business achieved a new record during the quarter. Our Brown hydrostatic testing business unit maintained its backlog from the second quarter to the third quarter and reflected a strong utilization rate during the quarter. The pipeline inspection and integrity business has growing opportunities over the next several years as many projects previously delayed have been recently approved by various regulators. Our water volumes improved approximately 5% over the prior quarter, and 6% over the prior year as activity has slowly picked up in North Dakota. Additionally, we continued our development of three produced water pipelines serving new multi-well pads in North Dakota for a public E&P customer that will connect to one of our existing SWD’s in Williams County. Unlike the substantial majority of MLPs, all of our business units continue to require very modest levels of maintenance capital expenditures and have the ability to grow organically as the industry fundamentals improve.”

Mr. Boylan continued, “Our sponsor, Cypress Energy Holdings, LLC (“CEH”), and its affiliates who control our general partner, remain aligned with our common unitholders with an approximate 64% ownership interest in CELP. Because of this ownership alignment, CEH has again provided financial support to CELP with temporary relief through expense reimbursements of $1.0 million this quarter. As with the Omnibus Agreement relief provided in prior quarters, CEH did not require any consideration from CELP for this additional support.

“We continue to evaluate several interesting acquisition opportunities, including our continued due diligence of one sizeable opportunity currently under a letter of intent with exclusivity. Areas of focus continue to be traditional midstream opportunities and expansion in our existing lines of business. CEH remains willing to deploy capital to assist CELP in acquiring attractive assets that may be larger than what CELP can currently acquire independently, with plans to offer those assets to CELP as drop-down opportunities.

“We continue to believe the long term increasing demand for inspection and integrity services and water solutions remains strong despite the relatively slow pace of the recovery from the multi-year downturn.”

Third Quarter:

Revenue of $77.7 million for the three months ended September 30, 2017, compared with $74.6 million for the three months ended June 30, 2017, representing a 4.2% increase. For the same period a year ago, revenue was $81.8 million.

Gross margin of $9.4 million or 12.1% for the three months ended September 30, 2017, compared to $8.6 million or 11.5% for the three months ended June 30, 2017, representing a 9.1% increase. Gross margin was $9.9 million or 12.1% in the same period a year ago.

Net income of $0.6 million for the three months ended September 30, 2017 which was similar to the $0.5 million for the three months ended June 30, 2017. Net income was $2.0 million for the same period of 2016.

Net income attributable to CELP limited partners of $1.6 million for the three months ended September 30, 2017, compared to $1.5 million for the three months ended June 30, 2017, representing a 6.5% increase. Net income attributable to CELP limited partners was $3.3 million for the same period of 2016 due in part to greater sponsor support during the downturn.

Adjusted EBITDA of $4.5 million for the three months ended September 30, 2017 (including non-controlling interests and amounts attributable to our general partner), compared to $4.8 million for the three months ended June 30, 2017 (including non-controlling interests and amounts attributable to our general partner), representing a decrease of 7.2%. Adjusted EBITDA was $6.6 million for the same period of 2016 (including non-controlling interests and amounts attributable to our general partner) due in part to greater sponsor support during the downturn.

Adjusted EBITDA attributable to limited partners of $5.3 million for the three months ended September 30, 2017, compared to $4.8 million for the three months ended June 30, 2017 representing an increase of 10.3%. Adjusted EBITDA attributable to limited partners was $6.8 million for the same period of 2016 due in part to greater sponsor support during the downturn.

Distributable Cash Flow available to limited partners of $3.4 million for the three months ended September 30, 2017, compared to $2.1 million for the three months ended June 30, 2017 representing an increase of 62.5%. Distributable Cash Flow was $5.1 million for the same period of 2016 due in part to greater sponsor support during the downturn.

A coverage ratio of 1.37x in the third quarter of 2017, compared to a coverage ratio of 0.84x in the second quarter of 2017 and a coverage ratio of 1.06x in the third quarter of 2016.

A leverage ratio of approximately 3.77x compared to a 4.0x covenant limit and an interest coverage ratio of 3.08x compared to a 3.0x covenant requirement at September 30, 2017 pursuant to the terms of our credit facilities.

Year-To-Date:

Revenue of $217.0 million for the nine months ended September 30, 2017, down 4.7% from the same period in the prior year.

Net loss of $3.9 million for the nine months ended September 30, 2017 (including impairment charges of $3.6 million), compared to $11.0 million for the same period in the prior year (including impairment charges of $10.5 million).

Net income attributable to limited partners of $0.2 million for the nine months ended September 30, 2017 (including impairment charges of $2.8 million), compared to a net loss of $0.7 million for the same period in the prior year (including impairment charges of $6.4 million).

Adjusted EBITDA of $12.1 million for the nine months ended September 30, 2017 (including non-controlling interests and amounts attributable to our general partner), compared to $12.9 million for the same period in the prior year, down 5.8%.

Adjusted EBITDA attributable to limited partners of $13.2 million for the nine months ended September 30, 2017, compared to $15.5 million for the same period in the prior year, down 14.9%.

Distributable Cash Flow attributable to limited partners of $6.8 million for the nine months ended September 30, 2017, down 34.8% from the same period in the prior year.

Highlights Include:

We averaged 1,211 inspectors per week for the third quarter of 2017, an increase of 2.1% compared to 1,186 in the second quarter of 2017 even though Hurricane Harvey delayed some projects in both our inspection and integrity divisions. For the same period a year ago, we averaged 1,231 inspectors. Our focus on maintenance and integrity work and non-destructive examination (“NDE”) continues to benefit our gross margins in comparison with our standard inspection work.

During the third quarter, we started a new mechanical integrity business unit in our inspection and integrity division and it is off to a great start, having won some excellent mandates from large publicly traded energy companies. The additional overhead is reflected in our margins and SG&A.

We disposed 3.1 million barrels of saltwater, an increase of 4.6% at an average revenue per barrel of $0.68 for the third quarter of 2017 compared with the disposal of 3.0 million barrels of saltwater at an average revenue per barrel of $0.68 for the second quarter of 2017. This also represented a 5.6% increase over the 2.9 million barrels of saltwater we disposed at an average revenue per barrel of $0.67 for the same period of 2016.

Maintenance capital expenditures for the three months ended September 30, 2017 were $0.2 million, compared to $14 thousand in the second quarter of 2017 and $56 thousand in the same period of 2016.

Our expansion capital expenditures during the first nine months of 2017 totaled $0.8 million and were primarily related to growth opportunities in Pipeline Integrity Services to purchase new NDE technology, a new line of business started to support our higher margin pipeline integrity services, and to expand Water & Environmental Services.

Looking Forward:

Our third quarter pipeline inspection headcounts increased slightly over our second quarter headcounts, despite the loss of some work from a significant Canadian customer previously reported in the first quarter of 2017.

We continue to pursue new projects as they are announced, new customers, and renew existing contracts.

Our Integrity Services business (hydrostatic testing) third quarter results improved over the prior quarter with an increase in average number of field personnel utilized of 16.7% and a slight increase in average revenue per field personnel per week. We have also improved our backlog going into the fourth quarter of 2017 and first quarter of 2018.

During the third quarter, approximately 90% of total water volumes came from produced water, and piped water represented approximately 45% of total water volumes. As commodity prices continue to improve and drilling activity increases, we expect to have operating leverage with our cost structure and minimal maintenance capital expenditure requirements as volumes increase. Private equity investors have been very active acquiring acreage and production in the Bakken this year that will likely lead to increased new drilling activity. Our latest research shows that there are an estimated 500 drilled and uncompleted wells (“DUCs”) within a 15-mile radius of our facilities, 300 in North Dakota and 200 in the Permian. As prices continue to improve, we expect to benefit from the completion of these DUCs and other newly completed wells from both existing Bakken operators and many new private equity backed operators.

Our SWD facilities have substantial unused capacity to support growth with current utilization of approximately 25%. We anticipate completing the rebuild of our Delaware basin SWD facility in near Orla, Texas in December that was struck by lightning. We continue to work with our insurance carrier on the lightning strike property loss settlement on one of our facilities in the Bakken that currently remains out of service.

We continue to evaluate several acquisition opportunities in traditional midstream lines of business and our existing lines of business including some very large transformational opportunities that would need to initially be acquired by CEH with the expectation that they would be offered to CELP in the future as a drop-down opportunity.

LIBOR interest rates have risen over the last quarter by approximately 19 basis points and by almost 71 basis points compared to this time last year. This has increased our interest expense and negatively impacted our distributable cash flow and coverage ratios.

CELP will file its quarterly report on Form 10-Q for the period ended September 30, 2017 with the Securities and Exchange Commission later today. CELP will also post a copy of the Form 10-Q on its website at www.cypressenergy.com.

CELP will host an earnings call on Tuesday, November 14th, 2017, at 11:00 am EST (10:00 am CST) to discuss its third quarter 2017 financial results. Analysts, investors, and other interested parties may access the conference call by dialing Toll-Free (US & Canada): (888) 437-3179 or International Dial-In (Toll): (404) 267-0369. An archived audio replay of the call will be available on the investor section of our website at www.cypressenergy.com beginning at 11:00 am EST (10:00 am CST) on November 16th, 2017.

Non-GAAP Measures:

CELP defines Adjusted EBITDA as net income (loss), plus interest expense, depreciation, amortization and accretion expenses, income tax expenses, impairments, non-cash allocated expenses, and equity based compensation, plus or minus other extraordinary or non-recurring items. CELP defines Adjusted EBITDA attributable to limited partners as net income (loss) attributable to limited partners, plus interest expense attributable to limited partners, depreciation, amortization and accretion attributable to limited partners, impairments attributable to limited partners, income tax expense attributable to limited partners, and equity based compensation attributable to limited partners, plus or minus other extraordinary or non-recurring items attributable to limited partners. CELP defines Distributable Cash Flow as Adjusted EBITDA attributable to limited partners excluding, cash interest paid, cash income taxes paid, maintenance capital expenditures and other extraordinary or non-recurring items. These are supplemental, non-GAAP financial measures used by management and by external users of our financial statements, such as investors and commercial banks, to assess our operating performance as compared to those of other companies in the mid-stream sector, without regard to financing methods, historical cost basis or capital structure; the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; our ability to incur and service debt and fund capital expenditures; the viability of acquisitions and other capital expenditure projects; and the returns on investment of various investment opportunities. The GAAP measures most directly comparable to Adjusted EBITDA, Adjusted EBITDA attributable to limited partners, and Distributable Cash Flow are net income (loss) and cash flow from operating activities, respectively. These non-GAAP measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures exclude some, but not all, items that affect the most directly comparable GAAP financial measure. Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow should not be considered an alternative to net income, income before income taxes, net income attributable to limited partners, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. CELP believes that the presentation of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow will provide useful information to investors in assessing our financial condition and results of operations. CELP uses Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow as a supplemental financial measure to both manage our business and assess the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders, to evaluate our success in providing a cash return on investment, and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates and to determine the yield of our units, which is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships, as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Because adjusted EBITDA, adjusted EBITDA attributable to limited partners and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Reconciliations of (i) Adjusted EBITDA to net income, (ii) Adjusted EBITDA attributable to limited partners and Distributable Cash Flow to net income attributable to limited partners and (iii) Adjusted EBITDA to net cash provided by operating activities are provided below.

This press release includes “forward-looking statements.” All statements, other than statements of historical facts included or incorporated herein, may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements, and are subject to a number of risks and uncertainties. While CELP believes its expectations, as reflected in the forward-looking statements, are reasonable, CELP can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in CELP’s Annual Report filed on Form 10-K and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” CELP undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About Cypress Energy Partners, L.P.

Cypress Energy Partners, L.P. is a master limited partnership that provides essential mid-stream services, including pipeline inspection, integrity, and hydrostatic testing services to various energy companies and their vendors throughout the U.S. and Canada. Cypress also provides saltwater disposal environmental services to upstream energy companies, and their vendors in North Dakota in the Bakken region of the Williston Basin, and West Texas in the Permian Basin. In all of these business segments, Cypress works closely with its customers to help them comply with increasingly complex and strict environmental and safety rules and regulations, and reduce their operating costs. Cypress is headquartered in Tulsa, Oklahoma.

CYPRESS ENERGY PARTNERS, L.P.

Unaudited Condensed Consolidated Balance Sheets

As of September 30, 2017 and December 31, 2016

(in thousands, except unit data)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$19,238	$26,693
Trade accounts receivable, net	49,945	38,482
Prepaid expenses and other	1,610	1,042
Total current assets	70,793	66,217
Property and equipment:
Property and equipment, at cost	20,355	22,459
Less: Accumulated depreciation	8,634	7,840
Total property and equipment, net	11,721	14,619
Intangible assets, net	26,180	29,624
Goodwill	55,430	56,903
Other assets	188	149
Total assets	$164,312	$167,512

LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Accounts payable	$2,171	$1,690
Accounts payable - affiliates	3,568	1,638
Accrued payroll and other	12,242	7,585
Income taxes payable	748	1,011
Total current liabilities	18,729	11,924
Long-term debt	136,142	135,699
Deferred tax liabilities	—	362
Asset retirement obligations	161	139
Total liabilities	155,032	148,124

Owners' equity:
Partners’ capital:
Common units (11,889,958 and 5,945,348 units outstanding at September 30, 2017 and December 31, 2016, respectively)	34,133	(7,722)
Subordinated units (5,913,000 units outstanding at December 31, 2016)	—	50,474
General partner	(25,876)	(25,876)
Accumulated other comprehensive loss	(2,725)	(2,538)
Total partners' capital	5,532	14,338
Noncontrolling interests	3,748	5,050
Total owners' equity	9,280	19,388
Total liabilities and owners' equity	$164,312	$167,512

CYPRESS ENERGY PARTNERS, L.P.

Unaudited Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2017 and 2016

(in thousands, except unit and per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues	$77,682	$81,806	$216,971	$227,591
Costs of services	68,292	71,880	192,643	202,540
Gross margin	9,390	9,926	24,328	25,051

Operating costs, expenses and other:
General and administrative	5,574	5,056	16,013	16,805
Depreciation, amortization and accretion	1,184	1,214	3,561	3,685
Impairments	—	—	3,598	10,530
Losses on asset disposals, net	208	—	95	—
Operating income (loss)	2,424	3,656	1,061	(5,969)

Other (expense) income:
Interest expense, net	(1,907)	(1,641)	(5,411)	(4,878)
Foreign currency gains	557	—	824	—
Other, net	17	210	122	257
Net income (loss) before income tax expense	1,091	2,225	(3,404)	(10,590)
Income tax expense	529	227	458	389
Net income (loss)	562	1,998	(3,862)	(10,979)

Net Income (loss) attributable to noncontrolling interests	8	81	(1,290)	(4,898)
Net income (loss) attributable to partners / controlling interests	554	1,917	(2,572)	(6,081)

Net loss attributable to general partner	(1,000)	(1,431)	(2,750)	(5,366)
Net income (loss) attributable to limited partners	$1,554	$3,348	$178	$(715)

Net income (loss) attributable to limited partners allocated to:
Common unitholders	$1,554	$1,676	$178	$(358)
Subordinated unitholders	—	1,672	—	(357)
	$1,554	$3,348	$178	$(715)

Net income (loss) per common limited partner unit
Basic	$0.13	$0.28	$0.02	$(0.06)
Diluted	$0.13	$0.27	$0.02	$(0.06)

Net income (loss) per subordinated limited partner unit - basic and diluted	$—	$0.28	$—	$(0.06)

Weighted average common units outstanding
Basic	11,884,196	5,939,158	10,902,838	5,930,718
Diluted	11,994,881	6,158,961	11,111,454	5,930,718

Weighted average subordinated units outstanding - basic and diluted	—	5,913,000	974,670	5,913,000

Reconciliation of Net Loss to Adjusted EBITDA

	Three Months ended September 30,		Nine Months ended September 30,
	2017	2016	2017	2016
	(in thousands)
Net income (loss)	$562	$1,998	$(3,862)	$(10,979)
Add:
Interest expense	1,907	1,641	5,411	4,878
Depreciation, amortization and accretion	1,465	1,447	4,378	4,354
Impairments	—	—	3,598	10,530
Income tax expense	529	227	458	389
Non-cash allocated expenses	—	931	1,750	2,866
Equity based compensation	371	322	1,137	829
Losses on asset disposals, net	208	—	77	—
Less:
Foreign currency gains	557	—	824	—
Adjusted EBITDA	$4,485	$6,566	$12,123	$12,867

Reconciliation of Net Loss Attributable to Limited Partners to Adjusted EBITDA Attributable to Limited Partners and Distributable Cash Flow

	Three Months ended September 30,		Nine Months ended September 30,
	2017	2016	2017	2016
	(in thousands)
Net income (loss) attributable to limited partners	$1,554	$3,348	$178	$(715)
Add:
Interest expense attributable to limited partners	1,907	1,578	5,411	4,690
Depreciation, amortization and accretion attributable to limited partners	1,322	1,306	3,952	3,921
Impairments attributable to limited partners	—	—	2,823	6,409
Income tax expense attributable to limited partners	517	218	442	370
Equity based compensation attributable to limited partners	371	322	1,137	829
Losses on asset disposals attributable to limited partners, net	208	—	77	—
Less:
Foreign currency gains attributable to limited partners	557	—	824	—
Adjusted EBITDA attributable to limited partners	5,322	6,772	13,196	15,504

Less:
Cash interest paid, cash taxed paid and maintenance capital expenditures attributable to limited partners	1,910	1,671	6,380	5,058
Distributable cash flow	$3,412	$5,101	$6,816	$10,446

Reconciliation of Cash Flows Provided by Operating Activities to Adjusted EBITDA

	Nine Months ended September 30,
	2017	2016
	(in thousands)
Cash flows provided by operating activities	$263	$17,659
Changes in trade accounts receivable, net	11,583	(4,999)
Changes in prepaid expenses and other	765	(1,053)
Changes in accounts payable and accrued liabilities	(6,552)	(3,802)
Changes in income taxes payable	271	84
Interest expense (excluding non-cash interest)	4,968	4,452
Income tax expense (excluding deferred tax benefit)	819	428
Other	6	98
Adjusted EBITDA	$12,123	$12,867

Operating Data

	Three Months				Nine Months
	Ended September 30,				Ended September 30,
	2017		2016		2017		2016
Total barrels of saltwater disposed (in thousands)	3,102		2,937		8,841		9,917
Average revenue per barrel	$0.68		$0.67		$0.68		$0.67
Water and environmental services gross margins	60.4%		62.2%		61.2%		53.5%
Average number of inspectors	1,211		1,231		1,160		1,165
Average revenue per inspector per week	$4,570		$4,655		$4,532		$4,597
Pipeline inspection services gross margins	10.2%		10.3%		9.6%		9.5%
Average number of integrity field personnel	21		25		18		24
Average revenue per field personnel per week	$10,268		$13,772		$8,443		$12,059
Integrity services gross margins	24.8%		21.4%		15.6%		14.7%
Maintenance capital expenditures (in thousands)	$224		$56		$312		$206
Expansion capital expenditures (in thousands)	$511		$132		$802		$528
Distributions (in thousands)	$2,497		$4,819		$7,487		$14,448
Coverage ratio	1.37	x	1.06	x	0.91	x	0.72	x

Cypress Energy Partners, L.P.
Les Austin, 918-748-3907
Chief Financial Officer
les@cypressenergy.com